Exhibit 99.1

Contact:  Lisa Fritzky (425) 951-1375

SONOSITE ANNOUNCES CHIEF FINANCIAL OFFICER MIKE SCHUH TO RETIRE AT THE END OF THE YEAR;
MARCUS SMITH NAMED NEW CFO

BOTHELL, WA – August 10, 2010 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside ultrasound for the point-of-care, today announced the retirement of Mike Schuh as Chief Financial Officer. Marcus Smith has been appointed as Senior Vice President and Chief Financial Officer and will replace Mr. Schuh as he retires from his position.

“I’m incredibly fortunate to have worked with such a visionary company and dedicated leadership team over the last ten years,” said Mike Schuh. “SonoSite is truly transforming medicine and will continue to make significant contributions to the healthcare industry with its innovative technology and passionate culture that is focused on improving medicine.”

“I want to thank Mike for his many contributions and ten years of dedication, hard work, and excellent service,” said Kevin M. Goodwin, SonoSite’s President and CEO. “Mike has been instrumental in establishing a successful financial infrastructure and serving as a trusted advisor. We wish him the best of luck in retirement.”

A key member of SonoSite’s executive team, Mr. Smith joined the company in 2007 as Vice President of Corporate Strategy and Growth Planning. He has since led the successful acquisition of SonoSite’s primary care business while he served as SonoSite’s Vice President and General Manager of Cardiovascular Disease Management.

Prior to joining SonoSite, Mr. Smith was the Senior Director of Strategy and Business Development at Philips Medical Systems where he focused on patient monitoring and cardiac care. He began his career at Xerox Corporation in sales. Prior to joining Philips, he was a Vice President in investment banking at J.P. Morgan. Mr. Smith received his bachelor's degree from Duke University and masters’ degrees in business administration and international affairs from Columbia University.

Mr. Goodwin commented, “Marcus has made a significant contribution to SonoSite over the last three years and he is poised to take his game to the next level. His broad business experience will be an asset in the further development and growth of SonoSite.”

Mr. Smith’s appointment to Senior Vice President and Chief Financial Officer will become effective as of August 10th, 2010. Mr. Schuh intends to remain with the company up to the end of the year to ensure a smooth and orderly transition process.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.